Exhibit 10.14

FOUNDER EMPLOYMENT AGREEMENT

THIS FOUNDER EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 6, 2014 by and between Zai Lab (Hong Kong) Limited, a limited company organized under the laws of Hong Kong (the “Company”), and Ning Xu, a natural person residing at 8-1-201 Shanghai Shalong, Yizhuang, Daxing District, Beijing 100176, P. R. China and whose Chinese passport number is ######### (the “Founder”).

WHEREAS, the Company and the Founder desire to establish the terms and conditions of the Founder’s employment with the Company as hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Founder and the Founder hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions of Sections 6, 7, 8, and 9 hereof, the term of the Founder’s employment hereunder will commence on June 27th, 2014 (the “Commencement Date”) and end on the first (1st) anniversary of the Commencement Date (the “Initial Term”). Unless the Company gives notice of its intent not to renew the Founder’s employment hereunder, or the Founder gives written notice to the Company of his determination not to renew his employment hereunder, in each case at least six (6) months prior to the expiration of the Initial Term, this Agreement, and the Founder’s employment by the Company hereunder, shall be renewed for subsequent one (1) year periods (each, a “Renewal Term”). The term “Employment Period” shall mean the Initial Term and, if applicable, the Renewal Term or any shorter period resulting from any termination of service under Sections 6, 7, 8 or 9 hereof.

3. Duties and Responsibilities. The Founder will serve as the Executive Vice President, Head of Clinical and Regulatory Affairs (the “EVP”) of the Company. The Founder will perform such duties and services as are customary for the position of EVP in privately-held enterprises similar to the Company and such other duties as may be reasonably assigned to him from time to time by the board of directors of the Company (the “Board”). In furtherance of the foregoing, the Founder hereby agrees to perform faithfully such duties and responsibilities and the other reasonable duties and responsibilities assigned to him from time to time by the Board.

4. Time to be Devoted to Service. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Founder shall devote his entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of his duties to the business of the Company while the Founder is employed by the Company during the Employment Period. While the Founder is employed by the Company during the Employment Period, the Founder will not be engaged in any other business activity, which, in the reasonable judgment of the Board, conflicts with the duties of the Founder hereunder. The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board (which majority shall exclude the Founder if the Founder is a then current member of the Board) and consistent with the terms of the Compliance Agreement (as defined below), the Founder may serve on the boards of directors and advisory boards of other companies provided that such service does not interfere with the performance of Founder’s duties hereunder.

5. Compensation; Benefits; Reimbursement.

5.1. Base Salary. The Founder’s annual base salary (the “Base Salary”) will be US$180,000 plus a guaranteed annual bonus of US$20,000, with the understanding that up to forty percent (40%) of the Base Salary may be paid by a subsidiary of Zai (as defined below). This Base Salary, and all other compensation and reimbursement under the Agreement, may be provided through a human resources service organization, and will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Founder. The Base Salary to be paid to the Founder will be subject to reduction for payroll taxes or withholdings legally required or such other reductions properly requested by the Founder. Said Base Salary is subject to increase on the recommendation of the Board, as exercised from time to time. Notwithstanding the foregoing, the Founder and the Company agree that the Board may, in its sole discretion, reduce the Founder’s Base Salary by any amount as determined by the Board and/or delay any payment thereof for a single period of up to two (2) months, if Zai Lab Limited, an exempted company with limited liability organized under the laws of the Cayman Islands and parent of the Company (“Zai”) fails to complete an equity financing, with aggregate proceeds to Zai of at least US$20,000,000 for the purposes of raising capital by the sale and issuance of its equity securities to one or more investors within six (6) months of the date hereof.

5.2. Equity Matters. The Founder currently through his or her nominee holds 3,500,000 ordinary shares of Red Kingdom Investments Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Red Kingdom”), having a par value US$.00001 per share (the “Restricted Shares”), with such Restricted Shares being subject to the terms and conditions of that certain Restricted Share Agreement dated May 6, 2014 by and between Red Kingdom and the Founder. In addition to such Restricted Shares, the Founder will be entitled to receive options to purchase up to 2% of ordinary shares of the Company or its affiliates post the completion of a qualified Series A financing, as and when determined by the Board, in its sole and exclusive discretion.

5.3. Bonus. At the conclusion of each calendar year during the Employment Period, the Founder shall be entitled to receive an annual bonus, the amount of which shall be reasonably determined by the Board, acting in good faith.

5.4. Fringe Benefits. During the Employment Period, the Founder will be entitled to the fringe benefits that are made available to Founders of the Company and such other benefits as are determined by the Board, in its sole and exclusive discretion. In addition, the Founder will be entitled to the specific benefits listed in Schedule 1 attached hereto.

5.5. Reimbursements. During the Employment Period, the Founder will be reimbursed, in accordance with the practice applicable to Founders of the Company from time to time, for all reasonable traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Founder of appropriate vouchers.

6. Involuntary Termination.

6.1. Disability. If the Founder dies, then the Founder’s employment by the Company hereunder shall automatically terminate on the date of the Founder’s death. If the Founder is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Founder’s employment under this Agreement immediately upon giving him notice to that effect. In the case of a Disability, until the Company shall have terminated the Founder’s service in accordance with the foregoing, the Founder will be entitled to receive compensation, at the rate and in the manner provided in Section 5, notwithstanding any such physical or mental disability. Termination pursuant to this Section 6 is hereinafter referred to as an “Involuntary Termination”.

6.2. Substitution. The Board may designate another employee to act in the Founder’s place during any period of Disability suffered by the Founder during the Employment Period. Notwithstanding any such designation, the Founder shall continue to receive the Founder’s Base Salary and benefits in accordance with Section 5 of this Agreement until the Founder becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Founder’s employment, whichever shall first occur.

6.3. Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance (if any), the Founder shall not be entitled to receive any Base Salary under Section 5.1, but shall continue to participate in all other compensation and benefits in accordance with Sections 5.3 until the date of the Founder’s termination of employment.

6.4. Verification of Disability. If any question shall arise as to whether during any period the Founder is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Founder’s duties and responsibilities hereunder, the Founder may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Founder or the Founder’s guardian has no reasonable objection to determine whether the Founder is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Founder shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Founder.

7. Termination For Cause. The Company, on recommendation from the Board, may terminate the employment of the Founder hereunder at any time during the Employment Period for “Cause” (such termination being hereinafter referred to as a “Termination for Cause”) by giving the Founder notice of such termination, upon the giving of which such termination shall take effect immediately. For the purpose of this Section 7, “Cause” means any one of the following grounds:

(i)	repeated drunkenness or use of illegal drugs which adversely interferes with the performance of the Founder’s obligations and duties in the Company;

(ii)	the Founder’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws;

(iii)	gross mismanagement by the Founder of the business and affairs of the Company or any subsidiary of the Company which directly results in a material loss to the Company and for which the Company has reasonable proof was committed by the Founder;

(iv)	material violation of any material terms of this Agreement or the Compliance Agreement; or

(v)	a conclusive finding by an independent fact finder appointed by the Board for any willful misconduct, dishonesty or acts of moral turpitude by the Founder which is materially detrimental to the interests and well-being of the Company, including, without limitation, harm to its business or reputation.

8. Termination Without Cause. The Company, on recommendation from the Board, may terminate the employment of the Founder hereunder at any time during the Employment Period without “Cause” (such termination being hereinafter called a “Termination Without Cause”) by giving the Founder notice of such termination. The termination of service under this Section 8 will take effect upon the giving of reasonable advance notice.

9. Termination by the Founder.

9.1. Without Good Reason. Any termination of the employment of the Founder hereunder other than as a result of an Involuntary Termination, a Termination For Cause, a Termination Without Cause or a Termination for Good Reason will be referred to hereinafter as a “Voluntary Termination”. A Voluntary Termination will be deemed to be effective following reasonable notice by the appropriate party.

9.2. With Good Reason. The Founder may terminate the services of such Founder hereunder at any time for Good Reason (as defined below) by giving the Company written notice of such termination, provided that such notice specifies: (i) the basis for termination and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (a) any material diminution of the Founder’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 6.1) or the assignment to the Founder of duties or responsibilities that are materially inconsistent with the Founder’s then current position; (b) any material breach of the Agreement by the Company which is not cured within ten (10) business day days after written notice thereof is given to the Company; or (c) a relocation of the Founder (other than any relocation requested by the Founder) from the place of initial assignment of the Founder by the Company to a location more than thirty (30) kilometers from such location, other than on a temporary basis not to exceed a period equal to six (6) calendar months.

10. Effect of Termination on Services.

10.1. Voluntary Termination or a Termination for Cause. Upon the termination of the Founder’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Founder nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:

(i)	the unpaid portion of the Base Salary provided for in Section 5.1, computed on a pro rata basis to the date of such termination; and

(ii)	reimbursement for any expenses for which the Founder shall not have theretofore been reimbursed as provided in Section 5.5.

10.2. Involuntary Termination. Upon the termination of the Founder’s employment hereunder pursuant to an Involuntary Termination, neither the Founder nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 10.1(i) hereto;

(ii)	an aggregate amount equal to the Base Salary and fringe benefits for one (1) month, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 5.1 and 5.3 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)	reimbursement for any expenses for which the Founder shall not have theretofore been reimbursed as provided in Section 5.5.

10.3. Other Terminations. Upon the termination of the Founder’s employment hereunder pursuant to a Termination Without Cause or a Termination for Good Reason, neither the Founder nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 10.1(i) hereto;

(ii)

an aggregate amount equal to the Base Salary and fringe benefits (i) for one (1) month if such termination occurs prior to the third (3rd) anniversary of the Commencement Date, or (ii) for three (3) months if such termination occurs on or following the third (3rd) anniversary of the Commencement Date, (in either case, such one (1) month or three (3) months, the “Severance Period”), payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 5.1 and 5.3 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)	reimbursement for any expenses for which the Founder shall not have theretofore been reimbursed as provided in Section 5.5.

10.4. Release. The parties acknowledge and agree that damages which will result to the Founder for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the payments made to the Founder during the Severance Period shall constitute liquidated damages for any breach of this Agreement by the Company through the date of termination. The Founder agrees that, except for such other payments and benefits to which the Founder may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Founder may make by reason of termination of her/his employment or any such breach of this Agreement and that, as a condition to receiving payments during the Severance Period, the Founder will execute a release of claims in a form reasonably satisfactory to the Company.

11. Indemnification of Founder.

11.1. Indemnification. In the event that (a) the Founder was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Founder’s Corporate Status (as defined below) or (b) the Founder was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Founder’s Corporate Status, the Founder shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Founder in connection with such Proceeding (referred to herein as “Indemnifiable Amounts”). For purposes hereof, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of the Founder as an employee and/or director of the Company, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.

11.2. Advancement of Expenses. The Company agrees that the Company shall pay to the Founder all Indemnifiable Amounts incurred by the Founder in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred, provided that the Founder provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that the Founder is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.

11.3. Limitation on Indemnification. The Founder shall not be entitled to any indemnification under this Section 11 if the Founder knowingly violated any duty, responsibility or obligation of the Founder imposed under this Agreement, the Compliance Agreement or any Company policy.

11.4. Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, the Founder shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

12. Compliance Agreement. As a pre-condition to the effectiveness of this Agreement, the Founder agrees to execute and deliver the Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property and Competitive Activities attached hereto as Exhibit A (the “Compliance Agreement”), the terms and conditions of which are specifically incorporated herein by reference. The obligation of the Company to make payments to or on behalf of the Founder under Section 10.2(ii) or Section 10.3(ii) above is expressly conditioned upon the Founder’s continued performance of the Founder’s obligations under the Compliance Agreement.

13. Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 13.

14. Notices. All notices, demands and other communications which are required to be given, served or sent pursuant to this Agreement will be in writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to the Founder:

Address: ####### ######## #######, ########, ###### #######, ####### ######

Tel: ### ###########

If to the Company:

Address: Unit 1202, 12/F Ruttonjee Hse, 11 Duddell St Central, HK

Tel: +852 2521-2515

Fax: +852 2810-4525

Attn: Chief Executive Officer

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery if personally delivered; one (1) business day (two (2), in case of international delivery) after the business day of deposit with air courier or other guaranteed delivery service for next business day delivery (or, in case of international delivery, for second business day delivery); and on the tenth (10th) business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section 14 or in accordance with the latest unrevoked direction from such party.

15. Survival. The provisions set forth in Sections 10, 13, 15, 17, 21 and 25 of this Agreement shall survive the termination of this Agreement.

16. Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

17. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

18. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

19. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

20. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

21. Severability. Subject to the provisions of Section 13 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

22. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.

23. Confidentiality. The Founder agrees not to disclose this Agreement or its terms to any person or entity, other than the Founder’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.

24. Further Assurances. The Founder agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

25. Dispute Resolution. In the event the parties hereto are unable to settle a dispute between them regarding this Agreement through friendly consultation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 25 applying the laws of Hong Kong, without regard to its principles of conflicts of laws. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules (the “Arbitration Board”). The language of the arbitration shall be English. The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 17. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable. Any award made by the Arbitration Board shall be final and binding on each of the parties that were parties to the dispute. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY:

Zai Lab (Hong Kong) Limited

By:	/s/ Ying Du
Name:	Ying Du
Title:	Director

FOUNDER:

Ning Xu

/s/ Ning Xu
(Signature)

SCHEDULE 1

SPECIFIC FRINGE BENEFITS

The fringe benefits listed below shall be provided to the Founder by the Company in accordance with Section 5.4 of the Founder Employment Agreement dated as of                     , 2014 (the “Employment Agreement”) by and between Zai Lab (Hong Kong) Limited and Ning Xu. All terms not otherwise defined below shall have the meanings ascribed to such terms in the Agreement.

1.	The Founder’s monthly premiums for health insurance will be reimbursed, less in each month the amount of the Founder’s most recent monthly contribution to such premiums prior to the date of this Agreement, until such time as the Founder obtains health insurance coverage from a plan sponsored by the Company (in which case the Founder shall be eligible to participate in such plan on the terms more favorable than as are made available to other employees of the Company). The Company will use commercially reasonable efforts to cause the Founder to be enrolled into a health insurance plan sponsored by the Company within a reasonable period of time following the Commencement Date; and

2.	The Founder will be paid or reimbursed for the premiums for (i) a short-term disability insurance policy providing coverage for the full amount of the Founder’s Base Salary for a period of ninety (90) days and (ii) any long term disability coverage which the Founder may obtain, the premiums for which shall be comparable to premiums paid for similar insurance coverage for similarly situated Founders.

EXHIBIT A

AGREEMENT REGARDING CONFIDENTIALITY, TRADE SECRETS, INTELLECTUAL

PROPERTY AND COMPETITIVE ACTIVITIES

COMPLIANCE AGREEMENT

THIS AGREEMENT REGARDING CONFIDENTIALITY, TRADE SECRETS, INTELLECTUAL PROPERTY, AND COMPETITIVE ACTIVITIES (this “Agreement”) is entered into as of the Effective Date set forth on the signature page hereof between Zai Lab (Hong Kong) Limited, a limited company organized under the laws of Hong Kong (“Company”), and the undersigned employee of Company (“I,” “me,” or “Employee”). Company, along with its Affiliates now has and expects to develop confidential and proprietary materials and highly sensitive information of immeasurable value which I recognize must be carefully protected for Company to be successful. To induce Company to employ me and in consideration of my employment by Company, the sufficiency of which I expressly acknowledge, Company and I hereby agree, intending to be legally bound, as follows:

For the purposes of this Agreement, the term “Affiliates” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1. Company Confidential Materials and Information.

(a) Confidential Information. The following materials and information, whether having existed, now existing, or to be developed or created during the term of my employment by Company (herein referred to collectively as the “Confidential Information”) are covered by this Agreement:

(1) All information relating to existing or proposed products or services based on proprietary technology of Company or any of its Affiliates, whether owned or licensed by Company and/or its Affiliates, and proprietary technology in various stages of research and development which are not generally known to the public (such as inventions, trade secrets, know-how, design specifications, methodologies, procedures, techniques, and information management processes);

(2) All information relating to the products or services of Company or any of its Affiliates, whether existing or in various stages of research and development, which is not generally known to the public (such as know-how, specifications, technical or medical data, processes, techniques, methodologies, and strategies);

(3) All information not generally known to the public concerning or relating to the way Company or any of its Affiliates conducts its business (such as internal business procedures, controls, plans, licensing techniques, contracts and practices, supplier, subcontractor and prime contractor names and contracts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, information supplied by clients and customers of Company or any of its Affiliates, and employee data);

(4) All information not generally known to the public that pertains to Company’s or any of its Affiliates’ marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; discounts; margins; costs; credit terms; pricing practices, procedures and policies; procedures and policies; and customer data including customer lists, information, contracts, representatives, requirements and needs, specifications, preferences, data provided by or about prospective, existing or past customers and contract terms applicable to such customers (such as customer lists, printouts, databases, marketing plans, marketing reports, strategic business plans, marketing analyses and management reports, and listings of potential customers and leads);

(5) Any information pertaining to Company or any of its Affiliates in addition to the foregoing which is not generally known to the public or within the industry or trade areas in which Company or any of its Affiliates competes which gives Company or any of its Affiliates any advantage over its competitors; and

(6) All physical embodiments of the foregoing information in any tangible form, whether written, electronic, or machine-readable in nature.

(b) General Knowledge. The general skills, knowledge, and experience gained during my employment with Company or information publicly available is not considered Confidential Information. Also, upon termination of my employment with Company for any reason, I shall not, subject to the provisions of Sections 3(a) and 3(b) below, be restricted from working with a person or entity which has independently developed information or materials similar to Confidential Information as long as I comply with my continuing obligations under this Agreement.

(c) Employee Obligations. During my employment with Company, I acknowledge and agree that I will have access to Confidential Information and materials and will occupy a position of trust and confidence with respect to Company’s affairs and business. I agree to take the following steps to preserve the confidential and proprietary nature of Confidential Information and materials.

(1) Non-Use; Non-Disclosure. During and after my employment with Company regardless of the reason why my employment ended, I will not use, disclose, or transfer any Confidential Information other than as authorized by Company within the scope of my duties with Company, and will not use in any way other than in Company’s business any Confidential Information, including information or material received by Company from others and intended by Company to be kept in confidence by its recipients. I understand that I am not allowed to sell, license, or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials.

(2) Disclosure Prevention. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information.

(3) Removal of Confidential Information. I will not remove any Confidential Information or documents, materials, or property containing Confidential Information from Company’s or any of its Affiliates’ premises or make copies of such documents, materials, or property except for use in Company’s business and in accordance with Company’s policies regarding security of confidential information.

(4) Return All Materials. I will return to Company all Confidential Information and all other documents, materials, and property of Company (including any copies of the foregoing) at any time upon the request of Company, and in any event and without such request, immediately upon the termination of my employment with Company regardless of the reason for termination. I agree not to retain any documents, materials, or property (including copies) containing any Confidential Information or otherwise belonging to Company after my employment ends, regardless of the reason. I agree to deliver and sign the “Termination Certificate” attached hereto as Exhibit A.

(5) Computer Security. During my employment with Company, I agree to use only those Company computer resources (both on and off Company’s premises) for which I have been granted access and then only to the extent authorized. I agree to comply with Company’s policies and procedures concerning computer security.

(6) Communications Systems. I understand that Company maintains an electronic mail system, a voice mail system, a computer network that includes access to the Internet, and related facilities for the purpose of business communications. I acknowledge that these systems, network, and related facilities, as well as all electronic or voice communications and all data or materials transmitted thereon, are Company property, and Company retains the right to review any and all electronic mail communications, voice communications, internet sites accessed, and data and materials stored or transmitted, with or without notice, at any time.

2. Proprietary Information and Ideas and Inventions.

(a) Prior Information. I agree to inform Company of any apparent conflicts between my work for Company and any pre-existing obligations I may have to preserve the confidentiality of another’s proprietary information or materials. Otherwise, by signing this Agreement and accepting employment with Company, Company may conclude that no such conflict exists, and I agree thereafter to make no such claim against Company. I agree not to disclose to Company or any of its Affiliates or use in Company’s business any information or material relating to the business of any third person and intended by that person not to be disclosed to Company or its Affiliates.

(b) Ideas and Inventions. Attached hereto as Exhibit B is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to employment with Company, which belong to me or a former employer, which relate to Company’s business, and which are not assigned to Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of employment with Company, I incorporate any invention, improvement, development, concept, discovery, product, copyrightable material, trade or other proprietary information owned by me or in which I have an interest, into any product, service, process, composition, machine, or other property (including Confidential Information) of Company, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, modify, use, and sell such item as part of or in connection with such product, service, process, composition, or machine, or other property.

(c) Disclosure and Assignment to Company. I agree to promptly make full written disclosure to Company and will hold in trust for the sole right and benefit of Company or its designee, all right, title, and interest in and to any and all inventions, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice while I am performing services within the scope of my employment with Company (either on Company’s premises or elsewhere) or utilizing Company facilities (collectively referred to as “Inventions”), and I hereby forever irrevocably transfer and assign to Company, or its designee, all right, title, and interest in and to all such Inventions. This Section 2(c) shall not apply to assign to Company any of my rights in any invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities, or trade secret information, except for inventions that either (1) relate, at the time that the invention is conceived or reduced to practice, to Company’s business or to actual or demonstrably anticipated research or development activities of Company; or (2) result from any work performed by me for Company.

(d) Works of Authorship. I acknowledge and agree that all writings or works of authorship, including without limitation, business planning documents, marketing materials, operations manuals, software program code, drawings, procedural diagrams, and other documentation of any kind produced by me in the course of my work for Company are works produced for hire and the property of Company, including without limitation any copyrights on those writings; but to the extent any such writing produced by me in the course of my work for Company may not, by operation of law or otherwise, be a work made for hire, I hereby forever irrevocably transfer and assign to Company the ownership of copyright in such works, whether published or unpublished.

(e) Moral Rights. I understand that the term “moral rights” means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” I forever hereby waive and agree never to assert any moral rights I may have in any copyrightable work that is assigned to Company as a result of Section 2(d) hereof, even after any termination of my employment with Company.

(f) Patent and Copyright Registrations. I agree to assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Inventions and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Company as above, then I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patent or copyright registrations thereon with the same legal force and effect as if executed by me.

3. Non-Competition and Non-Solicitation.

I hereby agree to comply with the restrictions set forth in this Section 3.

(a) Non-Competition.

(1) I hereby covenant and agree that I shall not engage in competition with the business that Company or any of its Affiliates conducts or conducted at any time during my employment or which Company or any of its Affiliates is actively engaged in planning to conduct at the time of my termination of employment (collectively, the “Business”). As indicated above in Section 1(c)(1), at any time after the termination of this Agreement, I will not make use of Company’s Confidential Information or information concerning any Invention, or any other confidential matter relating to Company’s business that I may in any way acquire by reason of my employment with Company.

(2) During my employment and for a period of two (2) years immediately following the termination of my employment with Company for any reason, I will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Business within any country in which Company or its Affiliates conducts or, at the time of my employment, is actively engaged in planning to conduct Business. The foregoing, however, shall not prevent my passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(b) Non-Solicitation. Both during my employment and for two (2) years immediately following the termination of my employment with Company for any reason, I will not, on behalf of myself or any other person, except as authorized by Company within the scope of my duties with Company: (i) solicit, recruit, or encourage any of Company’s or its Affiliates’ employees to leave or terminate their employment with Company or such Affiliate; (ii) hire or employ any of Company’s or its Affiliates’ employees (or any person who was an employee of Company or any of its Affiliates within six (6) months of such action); or (iii) induce any customer or prospective customer (with respect to which I played a role in soliciting or providing goods or services during the twelve (12) month period prior to the termination of my employment), supplier, vendor, licensee, independent contractor or other business relation of Company or any of its Affiliates to cease doing business with Company or any of its Affiliates, or to modify its business relationship with Company or any of its Affiliates in a manner adverse to Company or any of its Affiliates.

4. General Provisions.

(a) Enforcement. I acknowledge that the obligations in this Agreement have unique, very substantial and immeasurable value to Company and its Affiliates, that Company and its Affiliates are engaged in a highly competitive industry, that I am receiving significant consideration in connection with this Agreement and my employment with Company, and that I have sufficient assets and skills to provide a livelihood for myself while such covenants remain in force. In the event that any of the obligations in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, such obligation shall be interpreted and modified to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. If modification of such obligations is not possible, then the court shall sever such obligations and enforce each and every remaining obligation in this Agreement.

(b) Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of Hong Kong without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

(c) Dispute Resolution.

(1) Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision), shall be finally resolved by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Arbitration Center”) and in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration (“Arbitration Rules”) as are in force at the date of this Agreement and as may be amended by the rest of this Section 4(c). For the purpose of such arbitration, there shall be three (3) arbitrators (“Arbitration Board”). The claimant or claimants (collectively) shall select one (1) arbitrator and the respondent or respondents (collectively) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Arbitration Center shall select the third arbitrator. If any arbitrator to be appointed by a party as not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Arbitration Center.

(2) All arbitration proceedings shall be conducted in English. The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 4(b). Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(3) In order to preserve its rights and remedies, any party shall be entitled to seek preservation of property in accordance with applicable law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the arbitration tribunal.

(4) The parties agree to facilitate the arbitration by (a) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (b) making available to one another and to the Arbitration Board for inspection and extraction all documents, books, records, and personnel under their control or under the control of a person controlling or controlled by such party if determined by the Arbitration Board to be relevant to the dispute, (c) conducting arbitration hearings to the greater extent possible on successive business days and (d) using their best efforts to observe the time periods established by the Arbitration Rules or by the Arbitration Board for the submission of evidence and briefs.

(5) The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable.

(6) Any award made by the Arbitration Board shall be final and binding on each of the parties that were parties to the dispute. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

(d) Publications. I agree not to submit any writing for publication or deliver any speech that contains any information relating to the Business, unless I receive advance written clearance from an authorized representative of Company.

(e) Publicity. I hereby grant to Company the right to use my name and likeness, without additional consideration, on, in, and in connection with technical, marketing, and/or disclosure materials published by or for Company.

(f) Miscellaneous. This Agreement is my entire agreement with Company with respect to the subject matter referred to herein, superseding any prior oral, written, express, or implied negotiations and agreements. This Agreement may not be changed in any respect except by a written agreement signed by both myself and an officer of Company. If any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature Page to Follow]

By my signature below, I acknowledge that I have reviewed this Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property, and Competitive Activities carefully and understand that the covenants and obligations it contains are binding on me.

(Signature)

(Print Name)

Accepted and agreed to on

behalf of Zai Lab (Hong Kong) Limited

By:

Name:

Title:

Effective Date:

[Signature Page to Compliance Agreement]

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, and that I have returned to Zai Lab (Hong Kong) Limited (“Company”) in compliance with Section 1(c)(4) of the Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property and Competitive Activities between me and Company (the “Compliance Agreement”), all Confidential Information (as that term in defined in Section 1 of the Compliance Agreement) of Company and all other documents, materials, and property of Company (including any copies of the foregoing).

I further certify that I have complied with all the terms of the Compliance Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by the Compliance Agreement. Except to the extent set forth below, I acknowledge and agree that I have no prior inventions or original works of authorship other than those, if any, identified by me on Exhibit B to the Compliance Agreement at the time that I signed the Compliance Agreement.

Termination Date:

(Signature)

(Print Name)

A-1

EXHIBIT B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

            No inventions or improvements

            Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

B-1